Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CBC SETTLEMENT FUNDING, LLC,

CBC MANAGEMENT SERVICES GROUP, LLC,

ASTA FUNDING, INC.

AND THE OTHER PARTIES HERETO

Dated as of December 31, 2013

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3.26. Structured Settlement Activities		29
3.27. Criminal Activity		30
3.28. Blue Bell Receivables Transaction Documents		30
3.29. Representations Complete		30

ARTICLE IV	Representations and Warranties of the Purchaser	31

4.01. Organization, Standing and Power		31
4.02. Authority; Execution and Delivery; and Enforceability		31
4.03. No Conflicts; Consents		31
4.04. Litigation		31
4.05. Broker’s Fees		31
4.06. Solvency		32

ARTICLE V	Covenants	32

5.01. Publicity		32
5.02. Further Assurances		32
5.03. Solicitation or Hiring of Employees; Non-competition		32
5.04. Release by Sellers		33
5.05. Resignation of Managers and Officers; Powers of Attorney; Licenses		35
5.06. Confidentiality		35
5.07. Key Main Insurance		35
5.08. Limitation on Distribution by Holding Company		35
5.09. Names		35
5.10. Amendment to Loan Agreement		36
5.11. Landlord Consent		36

ARTICLE VI	Closing Conditions	36

6.01. Conditions Precedent to Obligations of the Purchaser		36
6.02. Conditions Precedent to Obligations of the Sellers		37

ARTICLE VII	Certain Tax Matters	38

7.01. Tax Indemnification		38
7.02. Straddle Period		39
7.03. Responsibility for Filing Tax Returns		39
7.04. Cooperation on Tax Matters		39
7.05. Tax-Sharing Agreements		39
7.06. Certain Taxes		39

ARTICLE VIII	Indemnification	40

8.01. Survival Periods		40
8.02. Indemnification by the Sellers		41
8.03. Indemnification by the Purchaser		42
8.04. Indemnification Procedures		42
8.05. Other		44
8.06. No Prejudice		45
8.07. Tax Treatment of Indemnity Payments		45
8.08. Contribution		45

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ARTICLE IX	General Provisions	46

9.01. Fees and Expenses		46
9.02. Binding Effect; Assignment		46
9.03. No Third-Party Beneficiaries		46
9.04. Notices		46
9.05. Interpretation; Exhibits and Schedules		47
9.06. Entire Agreement; Amendments and Waivers		47
9.07. Severability		47
9.08. Jurisdiction; Waiver of Jury Trial		48
9.09. Specific Performance		48
9.10. Governing Law		48
9.11. Counterparts		48
9.12. Seller Representative		49

ARTICLE X	Certain Definitions	50

Schedules

Disclosure Schedule

Exhibits

Exhibit A.    Estimated Working Capital Examples

Exhibit B.    Operating Company Operating Agreement

Exhibit C.    Goodman Employment Agreement

Exhibit D.    Skyrm Employment Agreement

Exhibit E.    Flow of Funds Memorandum

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of December 31, 2013 (this “Agreement”), is entered into by and among CBC Settlement Funding, LLC, a Delaware limited liability company (the “Operating Company”) and CBC Management Services Group, LLC, a Pennsylvania limited liability company (the “Management Company” and, together with the Operating Company, collectively, the “Companies” and, individually, each a “Company”), Asta Funding, Inc., a Delaware corporation (the “Purchaser”), CBC Holding Company, LLC, a Delaware limited liability company (the “Holding Company”), and the parties set forth on Schedule I attached hereto (collectively, the “Members” and, together with the Holding Company, collectively, the “Sellers” and, individually, each a “Seller”).

WHEREAS, the Holding Company owns all of the issued and outstanding membership interests of the Operating Company and the other Sellers own all of the issued and outstanding membership interests of the Management Company and the Holding Company;

WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, (i) one hundred percent (100.0%) of the membership interests of the Management Company from the Members as set forth on Schedule I (collectively, the “Management Company Interests”), and (ii) one hundred percent (100.0%) of the membership interests of the Operating Company from the Holding Company as set forth on Schedule I (the “Operating Company Interests” and, together with the Management Company Interests, collectively, the “Membership Interests”), all in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, the parties contemplate that, as soon as practicable after the Closing Date, the Management Company will be merged into the Operating Company, with the Operating Company being the sole remaining legal entity.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

Purchase and Sale of Membership Interests; Closing

1.01. Purchase and Sale of the Membership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, (a) the Members shall sell, transfer and deliver the Management Company Interests to the Purchaser or a designee of the Purchaser designated by the Purchaser in writing to the Sellers not less than three (3) Business Days prior to the Closing, free and clear of any and all Liens, and the Purchaser shall purchase the Management Company Interests from the Members, and (b) the Holding Company shall sell, transfer and deliver the Operating Company Interests to the Purchaser or a designee of the Purchaser designated by the Purchaser in writing to the Sellers not less than three (3) Business Days prior to the Closing, free and clear of any and all Liens, and the Purchaser or such designee shall purchase the Operating Company Interests from the Holding Company (clauses (a) and (b), collectively, the “Sale”). In consideration of the sale, transfer and delivery of the Membership Interests by the Sellers in accordance with this Section 1.01, at the Closing, the Purchaser shall pay to the Sellers an aggregate amount equal to Five Million Six Hundred Fifty Thousand Dollars ($5,650,000.00) plus an amount equal to eighty percent (80%) of the Net Present Value of the Incremental Assets as of the Closing Date (the “Base Purchase Price”), which shall be adjusted at Closing pursuant to Section 1.05 and adjusted after Closing pursuant to Section 1.06 (the Base Purchase Price as so adjusted, the “Purchase Price”) and payable as set forth herein.

1.02. Closing Date. The purchase and sale of the Membership Interests (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof at the law offices of Lowenstein Sandler LLP or such other date, time and place as shall be agreed upon in writing by the parties hereto (the “Closing Date”).

1.03. Deliveries at the Closing.

(a) At the Closing, the Companies and the Sellers shall deliver or cause to be delivered to the Purchaser the following:

(i) a certificate duly executed by the President of the Management Company and a Manager of the Operating Company (the “Closing Certificate”) setting forth:

(A) an estimate of the Working Capital as of the Closing Date determined on a basis consistent with the accounting principles used in connection with the preparation of the Financial Statements as provided in Section 3.07 (the “Balance Sheet Principles” and, such estimate of the Working Capital in accordance with this clause (A), the “Estimated Closing Working Capital”);

(B) the amount of the Indebtedness of the Companies as of the Closing Date, other than Remaining Indebtedness (the “CBC Indebtedness”), together with payment instructions for each lender related thereto, as provided in the Debt Payoff Letters (as defined in Section 1.03(a)(xiii) below);

(C) an estimate of eighty percent (80%) of the Net Present Value of the Incremental Assets as of the Closing Date (the “Estimated Incremental Asset Value”), together with a list of all the Acquired Structured Settlements included in the Incremental Assets; and

(D) the calculation of the Adjusted Purchase Price.

The Estimated Closing Working Capital shall be calculated in the same manner as the examples provided in Exhibit A attached hereto.

(ii) the Amended and Restated Operating Agreement of the Operating Company in the form attached hereto as Exhibit B (the “Operating Company Operating Agreement”), duly executed by the applicable parties;

(iii) the Employment Agreement between the Management Company and James Goodman in the form attached hereto as Exhibit C (the “Goodman Employment Agreement”), duly executed by Mr. Goodman;

(iv) the Employment Agreement between the Management Company and William Skyrm in the form attached hereto as Exhibit D (the “Skyrm Employment Agreement”), duly executed by Mr. Skyrm;

(v) instruments of assignment reasonably satisfactory to the Purchaser, evidencing the transfer and assignment of the Membership Interests to the Purchaser or its designee, and such other instruments as may be reasonably requested by the Purchaser to vest full legal and beneficial ownership of the Membership Interests in the Purchaser or its designee, free and clear of any Liens;

(vi) the Required Consents;

(vii) a certificate of the President of the Operating Company in form and substance reasonably acceptable to the Purchaser, (A) attaching the Organizational Documents of the Operating Company; (B) identifying each of the managers and officers of the Operating Company; and (C) certifying (1) the names and the signatures of the Operating Company’s officers authorized to sign this Agreement and each of the Ancillary Agreements to which the Operating Company is a party, (2) the authorization of the board of managers and the members of the Operating Company of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Operating Company is a party and the consummation of the sale of the Operating Company Interests and the other transactions contemplated hereby and thereby, and (3) such good standing certificates of the Operating Company as the Purchaser shall reasonably request;

(viii) a certificate of the Secretary of the Management Company in form and substance reasonably acceptable to the Purchaser, (A) attaching the Organizational Documents of the Management Company, each as effect immediately prior to the Closing; (B) identifying each of the managers and officers of the Management Company; and (C) certifying (1) the names and the signatures of the Management Company’s officers authorized to sign this Agreement and each of the Ancillary Agreements to which the Management Company is a party, (2) the authorization of the board of managers and the members of the Management Company of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Management Company is a party and the consummation of the sale of the Management Company Interests and the other transactions contemplated hereby and thereby, and (3) such good standing certificates of the Management Company as the Purchaser shall reasonably request;

(ix) a certificate of the Secretary of the Holding Company in form and substance reasonably acceptable to the Purchaser, certifying (A) the names and the signatures of the Holding Company’s officers authorized to sign this Agreement and each of the Ancillary Agreements to which the Holding Company is a party, and (B) the authorization of the board of managers and the members of the Holding Company of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Holding Company is a party and the consummation of the Sale and the other transactions contemplated hereby and thereby;

(x) a certificate of the Secretary of J&M Ventures I, LLC (“J&M Ventures”) in form and substance reasonably acceptable to the Purchaser, (A) certifying (1) the names and the signatures of J&M Ventures’ officers authorized to sign this Agreement and each of the Ancillary Agreements to which J&M Ventures is a party, and (2) the authorization of the board of managers and the members of J&M Ventures of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which J&M Ventures is a party and the consummation of the Sale and the other transactions contemplated hereby and thereby;

(xi) payoff letters satisfactory to the Purchaser from each Person to whom any portion of Indebtedness of the Companies is owed, not including the Remaining Indebtedness (the “Debt Payoff Letters”);

(xii) evidence satisfactory to the Purchaser of the release of all Liens other than Permitted Liens on the assets of the Companies;

(xiii) preliminary invoices and final payoff letters satisfactory to the Purchaser from each Person to whom any portion of the CBC Transaction Expenses is owed (the “CBC Transaction Expenses Payoff Letters”);

(xiv) such other documents and instruments as reasonably requested by the Purchaser.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the following:

(i) the Operating Company Operating Agreement, duly executed by the Purchaser or its designee;

(ii) the Goodman Employment Agreement, duly executed by the Purchaser or its designee;

(iii) the Skyrm Employment Agreement, duly executed by the Purchaser or its designee; and

(iv) the Penn Funding Loan Agreement.

1.04. Closing Payments. At the Closing:

(a) Closing Consideration. The Purchaser shall deliver to the Sellers by wire transfer of immediately available funds an aggregate amount in cash equal to the Adjusted Purchase Price (the “Closing Consideration”), which Closing Consideration shall be delivered to the Sellers in accordance with the Flow of Funds Memorandum in the form attached hereto as Exhibit E.

(b) CBC Indebtedness. The Purchaser shall pay the Estimated CBC Indebtedness (other than the Remaining Indebtedness) set forth in the Closing Certificate out of the Closing Consideration funds in accordance with the payment instructions contained in the Closing Certificate and the Debt Payoff Letters.

(c) CBC Transaction Expenses. The Purchaser shall pay the CBC Transaction Expenses set forth in the Closing Certificate out of the Closing Consideration funds in accordance with this Section 1.04 and the payment instructions contained in the Closing Certificate and the CBC Transaction Expenses Payoff Letters; provided, however, that the Purchaser may withhold or pay to the Companies any amounts otherwise payable as a CBC Transaction Expense that are required to be deducted and withheld under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are withheld in accordance with this Section 1.04, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amounts were withheld.

1.05. Adjustment of the Base Purchase Price at Closing. The Base Purchase Price shall be adjusted as set forth in this Section 1.05 at the Closing (the Base Purchase Price, as so adjusted, shall be referred to as the “Adjusted Purchase Price”). The Adjusted Purchase Price shall be equal to:

(a) the Base Purchase Price, minus

(b) the amount, if any, by which the Estimated Closing Working Capital is less than negative One Hundred Ninety Four Thousand, Five Hundred Ninety Two Dollars (-$194,592.00) (the “WC Target”), plus

(c) the amount, if any, by which the Estimated Closing Working Capital is greater than the WC Target, minus

(d) the Estimated CBC Transaction Expenses, minus

(e) the CBC Indebtedness.

1.06. Adjustments to the Purchase Price After the Closing.

(a) As soon as reasonably practicable after the Closing Date, and no later than ninety (90) calendar days after the Closing Date, the Purchaser shall deliver to the Sellers a detailed statement (the “Closing Date Statement”), setting forth the Purchaser’s proposed final (i) CBC Transaction Expenses, (ii) list of Acquired Structured Settlements included in the Incremental Assets and calculation of the Net Present Value of the Incremental Assets as of the Closing Date, (iii) the CBC Indebtedness as of the Closing Date, (iv) Working Capital as of the Closing Date and (v) the Purchase Price. The CBC Indebtedness as of the Closing Date, Net Present Value of the Incremental Assets and the Working Capital as of the Closing Date shall be determined on a basis consistent with the Balance Sheet Principles and calculated in the same manner as the examples provided in Exhibit A attached hereto. If no Closing Date Statement is received by the Sellers on or prior to 11:59 p.m. (Eastern Time) on the last day of such ninety (90) day period, the Sellers shall provide the Purchaser with written notice. If the Purchaser fails to provide a Closing Date Statement to the Sellers within ten (10) days of Seller’s written notice, no adjustment shall be made to the Purchase Price pursuant to this Section 1.06 and the Purchase Price and the amounts set forth on the Closing Certificate shall be final and binding on the parties hereto.

(b) During the thirty (30) day period following the Sellers’ receipt of the Closing Date Statement, the Purchaser shall provide the Sellers with access to each of the Companies’ officers, books and records (including work papers) to the extent reasonably necessary in connection with the Sellers’ review of the Closing Date Statement. The Closing Date Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Sellers give written notice of their disagreement with respect to such Closing Date Statement (a “Notice of Disagreement”) to the Purchaser on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

(c) If no Notice of Disagreement is received by the Purchaser on or prior to 11:59 p.m. (Eastern Time) on the last day of such thirty (30) day period, the Closing Date Statement shall be deemed accepted by the Sellers. If any such Notice of Disagreement is timely provided, the Purchaser and the Sellers shall use commercially reasonable efforts for a twenty (20)-day period (or such longer period upon which they may mutually agree in writing signed by both parties) to resolve any disagreements with respect to the Closing Date Statement. At the end of such twenty (20)-day period (or such longer period upon which the parties may have mutually agreed in writing), if the parties are unable to resolve any such disagreements, then Giordano and Associates CPAs, P.C. or such other national independent accounting firm mutually acceptable to the Purchaser and the Sellers (the “Independent Accounting Firm”) shall resolve any remaining disagreements. The Purchaser and the Sellers agree to execute, if requested by the Independent Accounting Firm, an engagement letter in customary form. All fees and expenses relating to the work to be performed by the Independent Accounting Firm shall be paid equally by the Purchaser and the Sellers. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on written submissions by the Sellers and the Purchaser, and not by independent review or testimony of any type, only those issues and amounts still in dispute and shall be limited to those adjustments, if any, that need be made for the Closing Date Statement to comply with this Agreement. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either the Purchaser or the Sellers or smaller than the smallest value for such item claimed by either such party. The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days after the conclusion of the presentation of evidence by the Purchaser and the Sellers, and shall be set forth in a written statement delivered to such parties. Such determinations shall be final, binding and conclusive for all purposes of this Agreement and shall not be subject to any further recourse by any party pursuant to any provision of this Agreement, absent fraud or manifest error. Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d) For purposes of this Agreement, the “Final Statement” shall be one of the following:

(i) the Closing Certificate if the Purchaser fails to deliver a Closing Date Statement within the period set forth in Section 1.06(a);

(ii) the Closing Date Statement in the event the Sellers do not deliver a Notice of Disagreement in the thirty (30) day period specified above;

(iii) a closing date statement mutually agreed upon by the Purchaser and the Sellers; or

(iv) if the Purchaser and the Sellers are unable to agree upon a closing date statement, the document setting forth the determination of the Independent Accounting Firm.

The date on which the Final Statement is determined in accordance with this Section 1.06(d) is hereinafter referred to as the “Determination Date.”

(e) On the Determination Date, the final Purchase Price shall be re-calculated using the adjusted CBC Transaction Expenses, and Net Present Value of the Incremental Assets set forth on the Final Statement, and the adjusted CBC Indebtedness set forth on the Final Statement (the “Adjusted Incremental Asset Value”) and the adjusted Working Capital set forth on the Final Statement (the “Adjusted Working Capital”), instead of the estimates thereof that were used in calculating the Adjusted Purchase Price. If the final Purchase Price as calculated pursuant to this Section 1.06(e) based on the Final Statement is less than the Adjusted Purchase Price, the Sellers shall pay to the Purchaser the amount of such difference by wire transfer in immediately available funds. If the final Purchase Price as calculated pursuant to this Section 1.06(e) is greater than the Adjusted Purchase Price, the Purchaser shall, within ten (10) Business Days after the Determination Date, make payment to the Sellers by wire transfer in immediately available funds of the amount of such difference in accordance with the Payment Instructions.

ARTICLE II

Representations and Warranties Relating to the Sellers

The Sellers hereby represent and warrant to the Purchaser as follows:

2.01. Organization and Authority; Enforceability. Each Seller has all legal capacity and has taken all action necessary in order to execute, deliver and perform his or its obligations under this Agreement and each of the Ancillary Agreements to which he or it is a party and to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement. This Agreement and each of the Ancillary Agreements to which any of the Sellers are a party have been duly executed and delivered by each such Seller and (assuming due authorization, execution and delivery by the Purchaser) constitute the legal, valid and binding obligation of each such Seller, enforceable in accordance with their respective terms, as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights, and to general equitable principles (the “Bankruptcy and Equity Exception”).

2.02. Beneficial Ownership. Each Seller is the sole record and beneficial owner of the Membership Interests set forth on Schedule I opposite such Seller’s name. Each Seller has good and valid title to such Membership Interests, free and clear of all Liens. Except as set forth in the Organizational Documents of the Companies, each Seller has the full and unrestricted right, power and authority to sell and transfer such Membership Interests to the Purchaser or its designee as contemplated by this Agreement. No Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Equity Interests of the Companies (other than this Agreement and as set forth in the Organizational Documents of the Companies). Upon delivery of the Membership Interests to the Purchaser or its designee at the Closing, the Purchaser will acquire sole legal and beneficial ownership of such Membership Interests, free and clear of all Liens. Other than this Agreement and the Organizational Documents of the Companies, the Membership Interests are not subject to any voting trust agreement or other Contracts, including, any Contract restricting or otherwise relating to the voting, distribution rights or disposition of the Membership Interests. Upon the Closing, upon execution and delivery of the Operating Company Operating Agreement, twenty percent (20%) of the equity of the Operating Company shall be owned equally by William Skyrm and James Goodman.

2.03. Non-Contravention; Consents. Except as set forth on Schedule 2.03, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which he or it is a party do not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, (b) contravene or conflict with, or result in any violation or breach of any Applicable Laws applicable to each Seller, (c) result in any material violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contract to which each Seller is a party (d) require any consent, approval or other authorization of, or filing with or notification to, any third party or (e) give any Governmental Entity or other Person a right to challenge the transactions contemplated by this Agreement.

2.04. Broker’s Fees. Except as set forth in Schedule 2.04, no Seller has Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Sale or the other transactions contemplated by this Agreement.

2.05. Proceedings. There is no Proceeding pending or, to the Knowledge of any Seller, threatened against any Seller, or to which any Seller is otherwise a party relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby, and to the Knowledge of any Seller, there are no set of facts or circumstances that could reasonably be expected to form a basis for any such Proceeding.

2.06. FIRPTA. No Seller is a foreign person as defined in Code Section 1445.

ARTICLE III

Representations and Warranties Relating to the Companies

Contemporaneously with the execution and delivery of this Agreement by the Companies and the Sellers, the Companies and the Sellers shall deliver to the Purchaser a disclosure schedule with numbered schedules corresponding to the relevant sections in this Agreement (the “Disclosure Schedule”). Matters set forth in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Nothing in this Agreement or in the Disclosure Schedule constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedule or in this Agreement is material, constitutes a CBC Material Adverse Effect or is otherwise required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference. Any disclosure set forth in any particular section of the Disclosure Schedule will be deemed disclosed for any other Section of the Disclosure Schedule to the extent that its relevance or applicability to such other Section of the Disclosure Schedule is reasonably apparent. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts are within or outside the Ordinary Course of Business for purposes of this Agreement.

For purposes of the following representations and warranties (other than those in Sections 3.01, 3.02, 3.03, 3.04 and 3.05), the term “the Company” shall include any Subsidiaries of the Company, unless otherwise noted herein.

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, the Companies and the Sellers jointly and severally hereby represent and warrant to the Purchaser as follows:

3.01. Organization and Standing; Books and Records.

(a) Each of the Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where such failure, individually or in the aggregate, is not reasonably likely to have a CBC Material Adverse Effect. Schedule 3.01(a) lists the jurisdictions, if any, in which each Company is qualified to do business. Each Company has full limited liability company power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date of this Agreement.

(b) Schedule 3.01(b) sets forth all of the Subsidiaries directly or indirectly owned by the Companies. Except as set forth on Schedule 3.01(b), the Companies own all of the outstanding equity securities of each such Subsidiary and there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to distribution rights (other than distribution rights provided for in the Organizational Documents of such Subsidiary) or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any membership interest or equity security of such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of such Subsidiary. Except for the Equity Interests of the Subsidiaries listed on Schedule 3.01(b), the Companies do not own or control and have never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Each Subsidiary listed on Schedule 3.01(b) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where such failure, individually or in the aggregate, is not reasonably likely to have a CBC Material Adverse Effect. Each such Subsidiary has full limited liability company power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date of this Agreement.

(c) Schedule 3.01(c) sets forth the name and title of each officer and manager (or similarly empowered individual) of each of the Companies. Except as set forth on Schedule 3.01(c), no Person has the authority to act on behalf of, or bind, the Companies.

(d) The minute books and records of the Companies contain substantially complete records of all material actions taken at all meetings and by all written consents in lieu of meetings of the board of managers of the Companies, or any committees thereof, and the members of the Companies. The membership interest ledger and related transfer records of the Companies represent a true, complete and correct record of all issuances and transfers of the membership interests of the Companies. The books and records of the Companies (i) accurately and fairly reflect in all material respects the business and condition of such Company and the transactions and the assets and liabilities of such Company, and (ii) have been maintained in all material respects in accordance with good business and bookkeeping practices. Without limiting the generality of the foregoing, the Companies have not engaged in any material transaction with respect to its business or its operations, maintained any bank account or used any funds in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Companies. The Companies have provided to the Purchaser true, complete and correct copies of all books and records of each Company.

3.02. Membership Interests.

(a) The Members own all of the Management Company Interests and the Holding Company owns all of the Operating Company Interests, in each case as set forth on Schedule I hereto. Except for the Management Company Interests, there are no outstanding membership interests of the Management Company. Except for the Operating Company Interests, there are no outstanding membership interests of the Operating Company. The Membership Interests were duly authorized for issuance and are validly issued and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to distribution rights (other than distribution rights provided for in the Organizational Documents of the Companies) or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any membership interest or equity security of either of the Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any membership interests or Equity Interests of the Companies.

(b) Except as set forth in the Organizational Documents of the Companies, there are no obligations, contingent or otherwise, of any of the Companies to repurchase, redeem or otherwise acquire any Membership Interests. There are no outstanding profit participation or similar rights with respect to the Companies.

3.03. Non-contravention. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements or the instruments of transfer referred to herein nor the performance by each of the Companies of its obligations under this Agreement or any of the Ancillary Agreements or such instruments of transfer nor the contemplated merger subsequent to this Agreement between Management Company and Operating Company will (i) violate any provision contained in the Companies Organizational Documents, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Contract or (B) any judgment, order, decree, Law, rule or regulation or other restriction of any Governmental Entity, in each case to which any of the Companies or any of their Subsidiaries is a party or to which any of its properties is subject, (iii) result in the creation or imposition of any Lien on any of the Companies’ or any of their Subsidiaries’ assets or properties, (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of the Companies or Subsidiaries, or (v) constitute an Event of Default or Default under the Loan Agreement (as such terms are defined in the Loan Agreement).

3.04. Authority; Execution and Delivery; Enforceability.

(a) Each of the Companies has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Company is a party, to perform its obligations hereunder and thereunder and to consummate the Sale and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of the Companies is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Company and no other action on the part of such Company is necessary to authorize this Agreement, the Ancillary Agreements, the Sale and the other transactions contemplated hereby or thereby.

(b) This Agreement has been duly and validly executed and delivered by each of the Companies and, assuming due execution and authorization by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Companies to which it is a party. The Ancillary Agreements, when executed and delivered by the Companies, will be duly and validly authorized, executed and delivered by the Companies and, assuming due execution and authorization by the other parties thereto, will be the legal, valid and binding obligations of the Companies. This Agreement and the Ancillary Documents are enforceable in accordance with their terms, except as limited by the Bankruptcy and Equity Exception.

3.05. Consents. Except as set forth on Schedule 3.05, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Entity or other Person is necessary to be obtained by the Companies or any of their Subsidiaries for (i) the execution, delivery or performance by the Companies of this Agreement or any of the Ancillary Agreements, (ii) the consummation of the transactions contemplated hereby or thereby by the Companies or (iii) the operation of the business of the Companies or their Subsidiaries by the Purchaser immediately after the consummation of the Closing.

3.06. Assets. Except as set forth on Schedule 3.06, all assets owned or leased by the Companies as reflected on the Balance Sheet or thereafter acquired, other than Structured Settlement assets sold to Blue Bell Receivables I, LLC, Blue Bell Receivables II, LLC, and Blue Bell Receivables II, LLC (the “Blue Bell Entities”) and immaterial assets disposed of since the Balance Sheet Date in the Ordinary Course of Business, constitute all of the assets that are used, or held for use, in the business of the Companies, are and will be sufficient for the conduct and operation of the business of the Companies by Purchaser following the Closing in the same manner as conducted and operated by the Companies on the Balance Sheet Date and as currently conducted.

3.07. Financial Statements; Projections; Indebtedness.

(a) Attached as exhibits to Schedule 3.07 are (i) the reviewed financial statements (the “Reviewed Financial Statements”) of each of the Companies (other than the Management Company) as of and for the fiscal years ended December 31, 2011 and December 31, 2012 and (ii) the unaudited financial statements of the Companies as of and for the period ended November 30, 2013 (such date being the “Balance Sheet Date”) (the “Interim Financials” and, together with the Reviewed Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied (except as may be otherwise specified in such Financial Statements or the notes thereto or as described in Schedule 3.07) and, on that basis, present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Companies, as of the respective dates thereof and for the respective periods indicated except as may be indicated in the notes thereto and except, in the case of Interim Financials, for normally recurring year-end adjustments which are not expected to be material individually or in the aggregate.

(b) Each of the Companies has in place systems and processes that are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the principal executive officer and principal financial officer of each of the Companies the type of information that is required to be disclosed in the Financial Statements. Neither of the Companies nor, to the Knowledge of the Sellers, any employee, auditor, accountant or representative of the Companies has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Financial Statements. To the Knowledge of the Sellers, there have been no instances of fraud by the Companies, whether or not material, that occurred during any period covered by the Financial Statements.

(c) Schedule 3.07(c) sets forth the Indebtedness of the Companies as of the date of this Agreement. Except for the aggregate amount of the CBC Indebtedness reflected in the Closing Certificate and the Remaining Indebtedness, as of immediately prior to the Closing the Companies do not have any Indebtedness outstanding.

3.08. No Undisclosed Liabilities. The Companies do not have any Indebtedness or Liabilities other than (i) those specifically reflected on and fully reserved against in the balance sheet included in the Interim Financials (the “Balance Sheet”), (ii) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities incurred since the Balance Sheet Date that would not be required to be accrued for or otherwise reflected on a balance sheet or on the accompanying notes thereto, if such balance sheet and accompanying notes were prepared in accordance with GAAP, none of which are individually or in the aggregate material, and (iv) the Indebtedness or Liabilities that are set forth in Schedule 3.08. The Companies do not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended).

3.09. Assets Other than Real Property Interest or Intellectual Property.

(a) The Companies have good and marketable title to, or in the case of leased assets, good and valid leasehold interest in, all assets reflected on the Balance Sheet or thereafter acquired, other than assets disposed of since the Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens, except for Permitted Liens. For purposes of this Agreement, the term “Permitted Liens” means (i) the Liens set forth in Schedule 3.09, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business with respect to Liabilities not delinquent, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business and (iv) Liens for Taxes that are not due and payable or Liens disclosed in Schedule 3.09 for Taxes that are being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).

(b) All of the machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property owned or leased by the Companies: (i) are, to the Knowledge of the Sellers, free from material defects; and (ii) are in a condition (subject to normal wear and tear) that is reasonably suitable for the purposes for which they are presently used.

3.10. Owned and Leased Real Properties; Title to Properties.

(a) The Companies do not, directly or beneficially, own, and have not at any time owned, any real estate or any interest in real estate (“Owned Real Estate”) and there are no outstanding offers, options, Contracts, rights of first offer or rights of first refusal for the Companies to acquire any Owned Real Estate.

(b) Schedule 3.10(b) sets forth a true, complete and correct list of (i) all Contracts for occupancy of real property, including all amendments, extensions and renewals thereof and related agreements, to which any of the Companies is party or by which either of the Companies is bound (collectively, the “Leases”) and (ii) the location of the real property subject to the Leases (the “Leased Property”). The Leases are legal, valid, binding and enforceable and in full force and effect. The Companies do not possess or lease any real property except pursuant to a Lease. Neither of the Companies nor, to the Knowledge of the Sellers, any other party to any Lease, is in default under any of the Leases and, to the Knowledge of the Sellers, there are no events which with notice or lapse of time or both would constitute defaults under any Lease. There are no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings, lawsuits or administrative actions to which any of the Companies is a party relating to the property leased or subleased thereunder or other matters materially and adversely affecting the current use or occupancy of the Leased Property. The Companies have provided the Purchaser with true, complete and correct copies of all Leases and, in the case of any oral Lease, a written summary of the material terms of such Lease, and there are no separate agreements or understandings with respect to the same. The Companies enjoy peaceful and undisturbed possession under all such Leases, and the Companies have not collaterally assigned or granted any other security interest in such Leases or any interest therein except Permitted Liens, and there are no Liens on the estate or interest created by such Leases, except Permitted Liens.

(c) The Leased Properties are in good condition and repair and are suitable for the purposes for which they are being used.

(d) The Leased Properties comprise all of the real property currently used in the business of the Companies.

3.11. Intellectual Property.

(a) For purposes of this Agreement:

(i) “CBC Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to either or both of the Companies and used in connection with the business of the Companies as currently conducted, including Registered CBC Intellectual Property Rights.

(ii) “CBC Product” means any product or service offering of the Companies being marketed, sold, licensed or distributed by or on behalf of the Companies as of the date of this Agreement.

(iii) “Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyright registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; and (7) computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing (“Software”).

(iv) “Licensed CBC Intellectual Property Rights” means all Intellectual Property Rights that are licensed to the Companies from other Persons as of the date hereof.

(v) “Registered CBC Intellectual Property Rights” means all Registered Intellectual Property Rights owned by the Companies as of the date hereof.

(vi) “Registered Intellectual Property Rights” means all active or live United States and foreign: (1) registered and issued Patents; (2) registered Trademarks; (3) Copyright registrations; and (4) URL registrations.

(b) Schedule 3.11(b) sets forth a true, complete and correct list of all: (i) databases maintained by or on behalf of the Companies that contain Personal Information of any other Person; (ii) unregistered Trademarks used by the Companies; and (iii) all Registered CBC Intellectual Property Rights and pending applications for Patents, Trademarks, Copyrights and URLs owned by the Companies, including an identification of the record owner of such Registered CBC Intellectual Property Rights and the jurisdictions in which each of the Registered CBC Intellectual Property Rights has been issued or registered or in which any such application for issuance or registration has been filed. Schedule 3.11(b) also lists any pending proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Registered CBC Intellectual Property Right or any CBC Intellectual Property Right that is owned by or exclusively licensed to the Companies.

(c) To the Knowledge of the Sellers, each CBC Intellectual Property Right, excluding URLs, rights of publicity and Software, is free and clear of any Liens, other than Permitted Liens. To the Knowledge of the Sellers, the CBC Intellectual Property Rights constitute all the Intellectual Property Rights necessary to operate the business of the Companies as currently conducted.

(d) The Registered CBC Intellectual Property Rights are valid and enforceable.

(e) To the Knowledge of the Sellers, none of the CBC Intellectual Property Rights owned by or exclusively licensed to the Companies are subject to any Proceeding, outstanding judgment, settlement, consent agreement, covenant not to sue, non-assertion assurance, or release that restricts and/or conditions in any material respect, the use, transfer or licensing thereof by the Companies or which would reasonably be expected to materially affect the validity, use or enforceability of such CBC Intellectual Property Rights.

(f) In each case in which the Companies have acquired ownership of any CBC Intellectual Property Rights from any Person, the Companies have obtained a written and enforceable Contract which is sufficient to irrevocably transfer all such CBC Intellectual Property Rights to the Companies.

(g) All necessary registration, maintenance and renewal fees due on or within sixty (60) days after the date of this Agreement in connection with each Registered CBC Intellectual Property Right have been paid or will be paid prior to the due date for such fees, and all necessary documents and certificates in connection with such Registered CBC Intellectual Property Rights have been or will be properly and timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered CBC Intellectual Property Rights.

(h) To the Knowledge of the Sellers, the Companies are, collectively, the sole and exclusive owners of all CBC Intellectual Property Rights owned by the Companies, and no third party has any ownership claim or other claim of rights to any CBC Intellectual Property Rights owned by the Companies.

(i) The Companies have not received, at any time during the three (3) year period preceding the date hereof, and to the Knowledge of the Sellers, there are no facts that indicate a likelihood of receiving, written notice from any Person that the business of the Companies infringes upon, misappropriates, dilutes or otherwise violates such Person’s Intellectual Property Rights (including, without limitation, any demand or request that the Companies license any rights from a third party). To the Knowledge of the Sellers, neither the (i) operation of the business of the Companies nor (ii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, import, export, or other exploitation of any CBC Product infringes, misappropriates, dilutes, or otherwise violates any Intellectual Property Rights of any Person.

(j) To the Knowledge of the Sellers, no Person is infringing, misappropriating, diluting, or otherwise violating any CBC Intellectual Property Rights.

(k) Each employee and consultant of the Companies who: (i) in the normal course of his or her duties is involved in the creation of CBC Intellectual Property Rights, or (ii) has, in fact, created any CBC Intellectual Property Rights that are incorporated in any CBC Product, has entered into a proprietary information and invention assignment agreement in the form or forms delivered to the Purchaser, copies of which are attached to Schedule 3.11(k) of the Disclosure Schedule, sufficient to vest title in the Companies of all CBC Intellectual Property Rights created by such employee or consultant. To the Knowledge of the Sellers, no former or current member, manager, employee, or officer of the Companies has asserted or has any ownership in any CBC Intellectual Property Rights.

(l) To the Knowledge of the Sellers, during the three (3) years prior to the date hereof, (i) there have been no security breaches in the Companies’ information technology systems.

(m) The Companies have taken commercially reasonable steps to preserve the confidentiality of any and all of the CBC Confidential Information. Without limiting the foregoing, the Companies have not disclosed CBC Confidential Information (including source code with respect to Software) to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(n) All CBC Intellectual Property Rights are fully transferable, alienable or licensable to the Purchaser by the Companies without restriction and without payment of any kind to any third party.

3.12. Contracts.

(a) Subject to the limitations set forth in this Section 3.12, Schedule 3.12(a) sets forth a true, complete and correct list of the following types of Contracts to which any of the Companies is a party:

(i) Contracts relating to employment, or including non-competition, non-solicitation, or assignment of inventions provisions with respect to any employee of the Companies;

(ii) Contracts providing for severance, retention, change in control or other similar payments;

(iii) any management services, consulting or other services Contracts;

(iv) Contracts providing for payments by or to the Companies in excess of Fifteen Thousand Dollars ($15,000) during any twelve-month period, except for such Contracts as are cancelable without penalty on notice of thirty (30) days or fewer or in connection with any Acquired Structured Settlements;

(v) collective bargaining agreements or other Contracts with any labor organization, union or association;

(vi) Contracts containing a covenant of the Companies not to compete in any line of business or with any Person in any geographical area or, not to solicit or hire any Person;

(vii) Contracts with the Sellers or any current or former officer, manager or Affiliate of the Companies or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934, as amended) of any such officer or manager (“Related Persons”);

(viii) Leases;

(ix) Contracts providing for a lease, sublease or similar Contract with any Person under which (A) the Companies are lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Companies are lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Companies;

(x) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Companies;

(xi) any agreements under which the Companies have created, incurred, assumed, guaranteed or secured Indebtedness of another Person (other than a Subsidiary);

(xii) any agreements relating to outstanding letters of credit or performance bonds or creating any Liability as guarantor, surety, co-signer, endorser, or co-maker, in each case in respect of the obligation of any Person to make payments or perform services where either of the Companies is a party;

(xiii) Contracts for the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of substantially all of the assets of the Companies or the grant of any preferential rights to purchase such assets or requiring the consent of any party to the transfer thereof;

(xiv) Contracts with any Governmental Entity;

(xv) any agreements imposing material indemnification obligations not in the Ordinary Course of Business and not specified in any other clause of this subsection;

(xvi) any agency, dealer, sales representative, marketing or other similar Contracts;

(xvii) Contracts for any joint venture, partnership or other similar arrangement;

(xviii) powers of attorney;

(xix) licenses, sublicenses or options with respect to any Intellectual Property Rights (including any such license under which the Companies are licensee or licensor of any such Intellectual Property Rights) except for in-bound licenses of generally available commercial software on standard terms and requiring the payment of fees (including any license, maintenance and support fees) of Fifteen Thousand Dollars ($15,000) or less during the period running from January 1 to December 31, 2013;

(xx) non-disclosure or standstill Contracts;

(xxi) the Acquired Structured Settlement Contracts required to be disclosed under Section 3.26 hereof; and

(xxii) Contracts obligating the Companies to provide or obtain products or services for a period of one month or more or requiring the Companies to purchase or sell a stated portion of its requirements or outputs.

(b) Except as set forth on Schedule 3.12(b), all Contracts set forth in Schedule 3.12(a) (the “CBC Contracts”) were entered into on arms’ length terms and are valid, binding and in full force and effect and, assuming due authorization execution and delivery by the other parties thereto, are enforceable by the Companies in accordance with their terms except as limited by the Bankruptcy and Equity Exception. True, complete and correct copies of all written CBC Contracts have previously been made available to the Purchaser. Except as set forth and summarized on Schedule 3.12(b), there are no unwritten CBC Contracts.

(c) Neither the Companies nor, to the Knowledge of the Sellers, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any CBC Contract, and no party to any CBC Contract has given the Companies any written notice of any claim of any such breach, default or event.

3.13. Permits. The Companies have all of the certificates, licenses, permits, authorizations and approvals set forth on Schedule 3.13(a) (“CBC Permits”), which are all of the Permits necessary to own or hold under lease and operate the business of the Companies as currently conducted or as proposed to be conducted, except where failure to have any such Permit would not have a CBC Material Adverse Effect. All such CBC Permits are valid and in full force and effect, are validly held by the Companies, and the Companies have complied in all material respects with the terms and conditions thereof. To the Knowledge of the Sellers, neither of the Companies has received written notice of any investigation, suit, action, claim or proceeding by or before any Governmental Entity (a “Proceeding”) relating to any such CBC Permits. Schedule 3.13(b) sets forth the renewal date of each CBC Permit that must be renewed after the Closing Date other than those CBC Permits the timely non-renewal of which would not have a CBC Material Adverse Effect.

3.14. Insurance. The Companies maintain insurance policies and fidelity bonds in full force and effect of the kinds and in such amounts (i) not less than that which is customarily obtained by companies engaged in the same or similar line of business as the Companies and similarly situated and (ii) as are sufficient for all requirements of Law and all agreements to which any of the Companies is a party or by which it is bound. Schedule 3.14 sets forth a list of all insurance policies and all fidelity bonds held by or applicable to the Companies, all of which have been made available for inspection by the Purchaser setting forth, in respect of each such policy or bond, the policy name, policy number, named insured, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 3.14, the Companies’ insurers have not provided any notice of a retroactive upward adjustment in premiums under any such insurance policies or bonds or which could reasonably be expected to result in a prospective upward adjustment in such premiums. The Companies are not in default with respect to its obligations under any such insurance policy or bond nor have they received written notice of cancellation or termination in respect of any such policy or bond, and, to the Knowledge of the Sellers, no cancellation or termination of any such policy or bond is pending or threatened by the current insurers of the Companies. There is no claim by the Companies or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Companies or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. The Companies’ do not maintain an errors and omissions insurance policy.

3.15. Taxes.

(a) For purposes of this Agreement:

(i) “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

(iv) “Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

(v) “Tax” or “Taxes” shall mean any federal, state, local, or foreign taxes, charges, fees, imposts, levies or other comparable assessments of any kind whatsoever, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), alternative or add-on minimum, property, and estimated Taxes, customs duties, fees, assessments and other charges in the nature of Taxes, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

(vi) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(vii) “Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

(b) The Companies have timely filed with the appropriate Taxing Authorities all Tax Returns that they were required to file by Law, and all such Tax Returns were true, complete and correct in all material respects and were prepared in compliance with Applicable Law. The Companies have paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return) in respect of the periods for which Tax Returns are due, and have established an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. The Companies do not have any Liability for any Taxes in excess of the amount so paid or accruals or reserves so established. There are no Liens on any of the assets of the Companies arising as a result of any failure (or alleged failure) to pay any Tax (other than any Tax not yet due and payable).

(c) The Companies have made available to the Purchaser complete and accurate copies of (i) all Tax Returns filed by the Companies with respect to all Tax periods since January 1, 2007 and (ii) any audit report issued since January 1, 2007 (or earlier, if such report relates to an audit that has not yet been resolved) relating to any Taxes due from or with respect to the Companies. Except as otherwise specified in Schedule 3.15(c), no Tax audits or administrative or judicial Tax proceedings are pending or being conducted by any Taxing Authority with respect to the Companies. Except as otherwise specified in Schedule 3.15(c), the Companies have not received from any Taxing Authority (including any Taxing Authority in any jurisdiction where any such entity has not filed Tax Returns) any (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Companies. The Companies have not received notice that any claim has been made by a Taxing Authority in a jurisdiction where the Companies do not file Tax Returns to the effect that they are or may be subject to Tax by that jurisdiction. The Companies are not beneficiaries of any extension of time within which to file any Tax Return. The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is still in effect. The Companies have not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) The Companies have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner, or other third party and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All service providers to the Companies have been properly classified as employees or as independent contractors for Tax purposes.

(e) The Companies (i) have not been a member of an Affiliated Group filing a consolidated federal income Tax Return; and (ii) do not have Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(f) The Companies do not have any Contract, agreement, plan, or other similar type of arrangement currently in place covering any Person that, individually or collectively, has or would give rise to the payment of any amount that would not be deductible by reason of Code Section 280G or a similar provision of local, state, or foreign Law, or would constitute compensation that would not be deductible by reason of Code Section 162(m) or a similar provision of local, state or foreign Law. The Companies are not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Code Section 4999, Code Section 409A or any similar provision of local, state, or foreign Law

(g) Schedule 3.15(g) sets forth a correct and complete list of each plan, program, agreement or arrangement maintained, sponsored or entered into by the Companies, including, any Benefit Plan, that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (each a “409A Plan”). Each 409A Plan complies in form and has been operated and administered in all material respects in compliance with Code Section 409A and IRS regulations issued thereunder and neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in a violation of Code Section 409A.

(h) The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i).

(i) Each of the Companies is not nor has it been a party to any “listed transaction,” as defined in Code Section 6707(c)(2) and Treasury Regulation section 1.6011-4(b)(2) or any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation section 1.6011-4(b).

(j) Except as otherwise specified in Schedule 3.15(j), the Companies do not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(k) The Companies have not received any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority).

(l) The Companies are, and have always been, treated as a partnership for federal income tax purposes and have not made an election to be treated as an association taxable as a corporation.

3.16. Proceedings. Except as set forth on Schedule 3.16, as of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Sellers, threatened against the Companies or against any of its properties or assets, and to the Knowledge of the Sellers, there is no basis for any such Proceeding. The Companies are not a party to, or subject to, or in default under, any judgment. There is no Proceeding or claim by the Companies pending, or which the Companies intend to initiate, against any other Person. The Companies are not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Proceedings pending or, to the Knowledge of the Sellers, threatened against the Companies or to which the Companies are otherwise parties relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, which, if adversely determined, would be reasonably likely to have, either individually or in the aggregate, a CBC Material Adverse Effect.

3.17. Employee Benefit Plans.

(a) Schedule 3.17(a) sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other material employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, programs, policies, agreements or arrangements, whether written or oral, that (A) are maintained, sponsored, contributed or entered into by the Companies for the benefit of any current or former employee, consultant or manager of any of the Companies, or for a beneficiary or dependent of such an individual (individually and collectively, “Covered Individuals”), (B) have been approved by any of the Companies but are not yet effective for the benefit of Covered Individuals, or (C) were previously maintained by any of the Companies for the benefit of Covered Individuals and with respect to which any of the Companies have any Liability (collectively, the “Benefit Plans”). The Companies have delivered to the Purchaser a correct and complete copy (where applicable) of (1) each Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material terms of such Benefit Plan), (2) each trust or funding arrangement prepared in connection with each such Benefit Plan, including insurance, stop-loss insurance and annuity Contracts, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by Applicable Law, (4) the most recently received IRS determination or opinion letter, if any, for each such Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by the Companies to any Covered Individual concerning the extent of the benefits provided under any Benefit Plan, (7) all material correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Entity regarding any Benefit Plan and (8) all Contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan. The Companies do not have any plan or commitment to establish any new Benefit Plan or to modify any Benefit Plan.

(b) None of the Companies or any other Person or entity that, together with any of the Companies, is or was treated as a single employer under Code Section 414(b), (c), (m) or (o) (each, together with the Companies, an “ERISA Affiliate”), has now or ever contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Code Section 412 or Title IV of ERISA, (ii) a multiemployer plan (under Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA.

(c)(i) Each Benefit Plan has been maintained and operated in all material respects in compliance with its terms and Applicable Law, including ERISA, the Code, Code Section 4980B and Sections 601 through 608, inclusive, of ERISA, (“COBRA”), and any other Applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and (ii) each Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Code Section 401(a) taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401 has expired or, if it is a prototype plan, the Benefit Plan sponsor has received such a letter, and no facts or circumstances exist or have occurred that would cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA, the Code or any other Applicable Laws.

(d) With respect to any Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Sellers, threatened, (ii) to the Knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Entity, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of the Sellers, threatened.

(e) Neither the Companies nor any “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975 involving such Benefit Plan. To the Knowledge of the Sellers, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other Applicable Laws in connection with the administration or investment of the assets of any Benefit Plan which could result in a material Liability to the Companies.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Covered Individual, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits (other than a qualified retirement plan that the Purchaser requests to terminate) or the forgiveness of any indebtedness to any Covered Individual. Schedule 3.17(f) sets forth (a) a summary of any commission, obligation, severance, bonus, or other payment of any kind payable by the Companies to its management, other employees, or any other Person that is accelerated or triggered (in whole or in part) by or upon the consummation of the transactions contemplated by this Agreement or arising out of or in connection with the transactions contemplated by this Agreement or otherwise payable pursuant to any Change in Control Agreement (as defined below), in each case regardless of whether such commission, obligation, severance, bonus or other payment is due, paid or payable prior to, on or after the Closing (for each such payee, the “Severance Amount”) and (b) a correct and complete list of each plan, Contract, scheme or Benefit Plan of the Companies (each a “Change in Control Agreement”) (i) pursuant to which a Severance Amount may become payable (whether currently or in the future) to any Person (including any employee) as a result of or in connection with the transactions contemplated by this Agreement or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the transactions contemplated by this Agreement, in each case including any such plan, scheme, Contract or Benefit Plan with respect to which the transactions contemplated by this Agreement constitute a partial or “single trigger.”

(g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under the terms of any Benefit Plan, or by Applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), have been timely made and all such contributions and other payments not yet due have been fully reflected on the Companies’ financial statements.

(h) Except for the continuation coverage requirements under COBRA or similar state Law, the Companies do not have any obligations or potential Liability for health, life or similar welfare benefits to Covered Individuals following termination of employment.

(i) Each Benefit Plan subject to the provisions of Code Sections 401(k) or 401(m), or both, has been tested for and has satisfied the requirements of Code Section 401(k)(3), Code Section 401(m)(2) and Code Section 416, as applicable, for each plan year ending prior to Closing.

(j) Each Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (ii) is fully funded and has been fully accrued for on the Financial Statements, and (iii) if required to be registered, has been registered with the appropriate Governmental Entity and has been maintained in good standing with the appropriate Governmental Entity.

3.18. Labor and Employment Matters.

(a) The Companies are not, nor at any time has it been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated. To the Knowledge of the Sellers, no activities or proceedings are underway by any labor union, organization, association, works counsel or other employee representation group to organize any employees of the Companies. No work stoppage, slowdown or labor strike against the Companies is pending or, to the Knowledge of the Sellers, threatened. The Companies (i) do not have any Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, termination of employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b) There is no unfair labor practice charge or complaint against the Companies pending or, to the Knowledge of the Sellers, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(c) With respect to the Companies, there are no pending or to the Knowledge of the Sellers, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(d) Schedule 3.18(d) contains a true, complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, and overtime exemption status of each current employee of the Companies, (ii) the names of each manager of the Companies, (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Companies as an independent contractor, and (iv) the names of each employee or independent contractor of the Companies who is a party to a non-competition agreement with the Companies. To the Knowledge of the Sellers, no employee with responsibility for Investor relations or otherwise performing significant functions for the Companies has any current plans to terminate employment or service with the Companies. Except as specifically identified on Schedule 3.18(d), all employees of the Companies are employed at will. All of the employees of the Companies have entered into nondisclosure and assignment of inventions agreements with the Companies in substantially the form of such agreement provided by the Sellers to the Purchaser prior to Closing.

(e) Schedule 3.18(e) contains a true, complete and correct list of all employees whose employment with the Companies has been terminated since December 31, 2012 and/or who is entitled to severance or other post-employment benefits as of the date hereof (the “CBC Terminated Employees”), and a description of the severance and other post-employment benefits to which they are entitled. The Companies do not have any plans to terminate the employment of any employee of the Companies. Except as set forth on Schedule 3.18(e), none of the CBC Terminated Employees has executed a separation and release agreement with the Companies releasing the Companies, as well as its successors, from all claims related to such CBC Terminated Employee’s employment and termination of employment (each an “Employee Release”). The terminations of the CBC Terminated Employees were effected in compliance in all material respects with all Applicable Laws, including without limitation the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”) and any similar state, local or foreign Law. The Companies have not incurred, nor does it expect to incur, any Liability or obligation under the WARN Act or any similar state or local Law which remains unsatisfied.

3.19. Absence of Changes or Events. Since the Balance Sheet Date, there has not been any change, event or occurrence (whether or not covered by insurance) that, as of the date of this Agreement, has resulted in, or is reasonably likely to result in, a CBC Material Adverse Effect. Since the Balance Sheet Date, except for the execution of this Agreement, the Companies have operated only in the Ordinary Course of Business.

3.20. Compliance with Laws.

(a) Except for Taxes and Environmental Laws, which are the subject of Section 3.15 and Section 3.21, respectively, the Companies are, and have at all times been, in compliance with the Fair Credit Reporting Act (15 U.S.C. §1681 et seq.) (the “FCRA”) and is, and has at all times been, in material compliance with all other Applicable Requirements. Except as set forth on Schedule 3.20(a), the Companies have not received any written notice during the past three (3) years from any Governmental Entity that alleges that the Companies have not been in compliance with any Applicable Law. To the Knowledge of the Sellers, (i) the Companies have not been under investigation with respect to the violation of any Laws and (ii) there are no facts or circumstances which could be reasonably likely to form the basis for any such violation.

(b) Neither the Companies nor, to the Knowledge of the Sellers, any securityholder, manager, officer or employee, or other Person associated with or acting on behalf of the Companies, has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business or regulatory benefits for the Companies, (ii) to pay for favorable treatment for business secured the Companies, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Companies, or (iv) in violation of any Law.

(c) The Companies have, at all times, in all material respects, complied with, and have taken reasonable commercial efforts to ensure that all consultants and agents that have provided services to or on behalf of the Companies have, in connection with the provision of such services, at all times in all material respects complied with: (i) all Privacy Laws; (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security; (iii) its own rules, policies, and procedures, relating to privacy, confidentiality, data protection, and the collection and use of Personal Information collected, used, or held for use by the Companies in the conduct of the business of the Companies and (iv) each customer’s and supplier’s security requirements, as applicable. Except as set forth in Schedule 3.16, no claims have been asserted or, to the Knowledge of the Sellers, threatened against the Companies alleging impermissible use of any Person’s privacy or Personal Information or data rights in violation of Laws. The Companies takes measures consistent with applicable Privacy Laws to ensure that Personal Information is protected against unauthorized access, disclosure, use, modification or other misuse, including performing commercially reasonable due diligence on its consultants and agents.

3.21. Environmental Matters. The operations of the Companies are in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with any material permits required under all applicable Environmental Laws necessary to operate the Business in the manner in which the business of the Companies is currently being conducted and currently proposed to be conducted by management of the Companies (“Environmental Permits”); (b) the Companies are not subject to any pending, or, to the Knowledge of the Sellers, threatened with any claim alleging that the Companies may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law; and (c) to the Knowledge of the Seller, there are no pending or threatened investigations of the business of the Companies, or any currently or previously owned or leased real property of the Companies under Environmental Laws. For purposes of this Agreement, the following terms shall have the definitions set forth below:

(i) “Environment” means any land surface or subsurface strata, air, surface water, ground water, drinking water supply, stream and river sediments, and natural resources, including wildlife, fish and biota and other environmental resources belonging to, managed by, regulated by or held in trust by any governmental sovereign, including the United States, any state or local Governmental Entity, any foreign government or any other Person so designated under Environmental Laws.

(ii) “Environmental Law” means any applicable federal, state or local statutes, ordinances, codes, rules, regulations, guidance, final decrees or orders, or injunctions relating to pollution or protection of human health, safety or Environment, in each case, as in effect as of the Closing Date.

3.22. Accounts Receivable and Payable.

(a) All accounts receivable of the Companies have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on standard trade terms. All accounts receivable of the Companies reflected in the balance sheet included in the Interim Financials or in the Adjusted Working Capital constitute valid claims of the Companies at the aggregate recorded amounts thereof net of the allowance for doubtful accounts set forth thereon. None of the accounts receivable of the Companies (i) is subject to any setoff or counterclaim or (ii) represents obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Companies reflected in the balance sheet included in the Interim Financials or in the Adjusted Working Capital are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable in the Ordinary Course of Business (except for amounts the Companies are disputing in good faith).

3.23. Related Party Transactions. Except as set forth on Schedule 3.23, no Related Person (i) owes any amount to the Companies nor do the Companies owe any amount to, and the Companies have not committed to make any loan or extend or guarantee credit to, or for the benefit of, any Related Person (other than agreed-upon compensation), (ii) is involved in any business arrangement or other relationship with the Companies except as a manager, officer or employee or otherwise pursuant to one of the CBC Contracts, (iii) to the Knowledge of the Sellers owns any property or right, tangible or intangible, that is used by the Companies, (iv) has any claim or cause of action against the Companies or (v) owns any interest (other than ownership of less than five percent (5%) of the issued and outstanding capital stock of a company that is publicly traded) in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Companies. Except as set forth on Schedule 3.23, none of the Contracts between either of the Companies, on the one hand and any Related Person, on the other hand, will continue in effect following the Closing.

3.24. Financial Advisors. Except for Bryant Park Capital, the Companies do not have any Liability to pay any fees, expenses or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.25. Bank Accounts. Schedule 3.25 sets forth (a) a true, complete and correct list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any of the Companies have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true, complete and correct list and description of each such account, box and relationship, indicating in each case the account number.

3.26. Structured Settlement Activities.

(a) All Contracts in connection with any Acquired Structured Settlements are set forth on Schedule 3.26(a).

(b) The Companies are, and at all times have been, in compliance with Applicable Requirements in connection with all Acquired Structured Settlements. All Acquired Structured Settlements have been acquired, sold and serviced in accordance with Applicable Requirements. No fraud, error, omission, misrepresentation, mistake or similar occurrence has occurred in connection with the acquisition, sale or servicing of any of the Acquired Structured Settlements.

(c) The Companies have received court orders approving each Acquired Structured Settlement (“CBC Court Orders”). The Companies are in compliance with all CBC Court Orders. No Person has asserted or threatened in writing a claim or defense in connection with the Acquired Structured Settlements.

(d) Each Acquired Structured Settlement owned by the Companies constitutes, or if subject to the Loan Agreement would constitute, an “Eligible Receivable” (as such term is defined in the Loan Agreement).

(e) All Acquired Structured Settlements owned by either Company originated after March 27, 2012 are set forth on Schedule 3.26(e).

(f) The Companies have made all disclosures required by Applicable Requirements to all Payees in connection with any Structured Settlements acquired by the Companies.

(g) Schedule 3.26(h) sets forth the Structured Settlements that either Company has contracted to acquire pursuant to an executed purchase agreement, including a description of the current status and a projected closing date.

(h) Any annuity, income stream, specialty finance product or other investments that are owned by any of the Companies and are not Structured Settlements are set forth in Schedule 3.26(i).

(i) Except as set forth on Schedule 3.26(i), no payments under any Acquired Annuity shall be terminated as a result of the death of the Payee (or other Person), or where such payments shall be terminated as a result of the death of the Payee, the Operating Company has procured and fully paid the premium for a term life insurance policy for the benefit of the Companies with a face value equal to or greater than the total amount of remaining payments being transferred to the Companies.

(j) Except as set for on Schedule 3.26(j), each Acquired Annuity has been issued by a Prime Casualty Insurer.

3.27. Criminal Activity. No Company, nor any current or former officer, manager or employee of the Companies has been indicted, arraigned, or convicted for any criminal offenses or any fraudulent activity.

3.28. Blue Bell Receivables Transaction Documents.

(a) The representations and warranties of the Operating Company in the Blue Bell Receivables Transaction Documents were and remain true, accurate, and complete.

(b) The Operating Company has complied in all material respects with all covenants, affirmative and negative, contained in the Blue Bell Receivables Transaction Documents.

(c) The Operating Company has not received and does not otherwise possess Knowledge of any complaint, allegation, assertion or claim, whether written or oral, whether in the past, pending, or to the Knowledge of the Sellers, threatened, regarding any of the Blue Bell Receivables Transaction Documents.

(d) The Operating Company has at no time been obligated to make, and has not made, contributions of “Receivables” under the “Substitution of Note Receivables” provisions in Section 4.03(g) of the Blue Bell Receivables Transactions Documents’ Note Purchase Agreements, or otherwise substituted receivables, or has been obligated to make, or has made indemnification, hold harmless, or similar payments under Article IX of such Note Purchase Agreements.

(e) The Operating Company is the “Master Servicer” under the Blue Bell Receivables Transactions Documents’ Servicing Agreements.

(f) No “Servicer Default,” “Default,” or “Event of Default” has occurred under any of the Blue Bell Receivables Transaction Documents.

3.29. Representations Complete. None of the representations or warranties made by the Companies in this Agreement or any Ancillary Agreement, nor any statement made in the Disclosure Schedule or any certificate furnished by the Companies pursuant to this Agreement or any Ancillary Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Sellers as follows:

4.01. Organization, Standing and Power. The Purchaser is a corporation, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business.

4.02. Authority; Execution and Delivery; and Enforceability.

(a) The Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Sale and the other transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Sale and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action.

(b) This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of the Purchaser, and the Ancillary Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser will be duly and validly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the other parties thereto) will be the legal, valid and binding obligation of the Purchaser, in each case enforceable in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

4.03. No Conflicts; Consents. Except as set forth in Schedule 4.03 hereto, no Consent of any Governmental Entity is or has been required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Sale and other transactions contemplated hereby, other than such Consents that if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Sale and the other transactions contemplated hereby or which have been obtained.

4.04. Litigation. There are not any (a) outstanding Judgments against the Purchaser, or (b) Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated hereby.

4.05. Broker’s Fees. The Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the Sale or the other transactions contemplated by this Agreement that could result in any Liability being imposed on the Companies.

4.06. Solvency. Both before and after giving effect to the Sale and the other transactions contemplated hereby, each of the Purchaser and its designee under Section 1.01 is solvent (in that both the fair value of such Person’s assets will not be less than the sum of such Person’s debts and that the present fair saleable value of such Person’s assets will not be less than the amount required to pay such Person’s probable Liability on such Person’s recourse debts as they mature or become due) and will not have incurred and does not plan to incur debts beyond such Person’s ability to pay as they mature or become due.

ARTICLE V

Covenants

5.01. Publicity. No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of the Purchaser, in the case of an announcement or statement by the Companies or the Sellers, or the Sellers, in the case of an announcement by the Purchaser, such consent not to be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.02. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Sellers, executing and delivering to the Purchaser or its designee such assignments, deeds, bills of sale, consents and other instruments as the Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

5.03. Solicitation or Hiring of Employees; Non-competition.

(a) For a period of five (5) years after the Closing Date, each of the Sellers shall not, and shall cause each of his or its Affiliates not to, directly or indirectly (i) solicit or recruit for employment, or employ, receive or accept the performance of services by, any employee of the Companies, (ii) cause, induce or encourage any client, customer, supplier, or licensor of the Companies or any other Person who has a business relationship with either of the Companies, to terminate or modify any such relationship or (iii) solicit or encourage any employee of the Companies to leave the employment of the Companies, except in the case of this clause (iii) for (A) general solicitations of employment by the Seller or his or its Affiliates (including solicitations through employee search firms or similar agents) not specifically directed towards employees of the Companies and (B) solicitations of former employees of the Companies whose employment was terminated by the Purchaser, the Companies or any of their respective Affiliates. The parties acknowledge and agree for the avoidance of doubt that the Related Persons shall be deemed to be Affiliates of the Seller for purposes of this Section 5.03.

(b) Each of the Sellers agree that except on behalf of the Purchaser and its Affiliates (including, without limitation, the Companies) and except as provided below, for a period of five (5) years after the Closing Date, such Seller will not directly or indirectly engage in the business of acquiring, brokering, securitizing, or servicing direct to consumer Structured Settlements and annuity cash flows (a “Competing Business”). For the avoidance of doubt, the parties expressly agree and acknowledge that nothing in this Section 5.03(b) shall in any way be deemed to limit each Seller’s right or ability to own, directly or indirectly, up to two percent (2%) of the outstanding capital stock of any publicly-traded company engaged in a Competing Business.

(c) From and after the Closing Date, each of the Sellers shall not and shall cause his or its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser and its Affiliates (including, without limitation, the Companies) or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser, any CBC Confidential Information. The Sellers shall not have any obligation to keep confidential (or cause their Affiliates to keep confidential) any CBC Confidential Information if and to the extent disclosure thereof is specifically required by Applicable Law; provided, however, that in the event disclosure is required by Applicable Law, the Sellers shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order.

(d) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. The Sellers agree that the Purchaser shall be entitled to seek injunctive relief requiring specific performance by the Sellers of this Section, and each of the Sellers consents to the entry thereof.

5.04. Release by Sellers.

(a) Effective as of the Closing Date, each of the Sellers, on his or its own behalf and on behalf of his or its assigns, successors and legal representatives and any and all Persons or entities claiming by or through any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and forever waives, discharges, releases and gives up any and all Released Claims (as defined below) against the Companies and each of its past, present and future managers, officers and members, equity holders, agents, attorneys and employees, and the respective personal representatives, successors, assigns, agents and Affiliates of each of the foregoing (collectively, the “Released Parties”), which such Releasing Parties ever had, now have or hereafter can, shall or may have against the Released Parties.

(b) For purposes hereof, “Released Claims” means any and all claims, debts, liabilities, obligations, Liens, dues, demands, damages, losses, actions, causes of action, rights, suits, judgments, costs and expenses of whatever nature or character, charges, accounts, covenants, controversies, Contracts, agreements and promises of any kind, known or unknown, suspected or unsuspected, accrued or unaccrued, matured or unmatured, absolute or contingent, determined or speculative, both in Law and in equity, arising out of or related to any matter, event, fact, act, omission, cause or thing which existed, arose, or occurred on or prior to the Closing Date (collectively, “Claims”); provided, however, that the Released Claims shall not include any obligations or Liabilities of the Released Parties to the Releasing Parties arising under (i) this Agreement or any Ancillary Agreement or (ii) under the Organizational Documents of the Companies with respect to the indemnification of any Releasing Party, or similar or related rights, for any actions taken or omitted to be taken by such Releasing Party as a manager and/or officer of either Company prior to the date of hereof, to the extent and only to the extent that the matters underlying such indemnification claim do not constitute a breach of any representation or warranty contained in this Agreement.

(c) By executing this Agreement, the Sellers will be entering into a binding agreement with the Released Parties and will be agreeing to the terms and conditions set forth herein. The provisions of this Section 5.04 shall apply even if such Released Claims were caused, in whole or in part, by any act, omission, negligence, gross negligence, breach of Contract, intentional conduct, violation of statute or common law, fraud, breach of warranty, tort or conduct of any type by any of the Released Parties. The release contained in this Section 5.04 shall preclude the Releasing Parties from bringing or prosecuting any Released Claim against any future successor or assign of any Released Party.

(d) Each of the Sellers, on his or its own behalf and on behalf of the other Releasing Parties, understands and acknowledges that he or it may discover facts different from, or in addition to, those which he knows or believes to be true with respect to any Released Claim, and agrees that this Section 5.04 shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. For the purpose of implementing a full and complete release, each Seller expressly acknowledges that the releases such Seller gives in under this Section 5.04 are intended to include, without limitation, Released Claims that such Seller did not know or suspect to exist in such Seller’s favor as of the Closing Date, and that the consideration given by the Purchaser under this Agreement and the Ancillary Agreements was also for the release of such Released Claims and contemplates the extinguishment of any such unknown Released Claims.

(e) Each of the Sellers, on his or its own behalf and on behalf of the other Releasing Parties, hereby irrevocably covenants to refrain from asserting or assisting in the assertion of any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties based upon any Released Claim, unless compelled by subpoena or otherwise under Applicable Law.

5.05. Resignation of Managers and Officers; Powers of Attorney; Licenses. Prior to the Closing Date, the Companies shall:

(a) cause each member of the board of managers of each of the Companies and each officer of each of the Companies to execute and deliver letters of resignation and a release of claims to fees or expenses, effective as of the Closing (other than any such resignations that the Purchaser designates by written notice to the Companies to be unnecessary);

(b) unless otherwise requested in writing by the Purchaser, revoke any power of attorney granted in respect of the Companies to any Person; and

(c) cause any Permit related to the Companies or its business that is registered or held in the name of any Person other than the Companies to be transferred as of the Closing into the name designated by the Purchaser. In the event that any such transfer would reasonably be anticipated to result in the incurrence of charges or other fees, then such charges and/or fees shall be the responsibility of the Companies, and the Companies shall take such actions as are necessary to pay such charges and/or fees prior to Closing.

5.06. Confidentiality. Subject to the requirements of Applicable Law, all non-public information regarding the Sellers and their Affiliates and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including, without limitation, any and all financial information provided by the Sellers to the Purchaser) shall be confidential and shall not be disclosed by the Purchaser to any other Person, except the Purchaser’s representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.

5.07. Key Main Insurance. At the reasonable request of the Purchaser following Closing, each of William Skyrm and James Goodman will submit to an insurance medical examination and will complete other appropriate documentation in connection with the Companies’ efforts to obtain up to Five Million Dollars ($5,000,000) of “key man” life insurance coverage for each of William Skyrm and James Goodman with an insurer and on terms reasonably acceptable to the Purchaser.

5.08. Limitation on Distribution by Holding Company. Sellers agree that until the final Purchase Price has been determined and any required payments have been made between the Purchaser and the Sellers pursuant to Section 1.06(e), the Holding Company shall withhold Two Hundred Fifty Thousand Dollars ($250,000) of the Purchase Price from distribution to its members.

Names. Neither the Holding Company nor any Subsidiary of the Holding Company other than the Companies shall be entitled to use the name “CBC Settlement Funding” or variations thereof as corporate or business names or titles anywhere in the world from and after the Closing Date. As soon as practicable following the Closing, the Holding Company shall, and shall cause any Subsidiary to, undertake and promptly pursue all necessary action to change each such entity’s business and corporate names to new names bearing no resemblance to any of its present names so as to permit the use of such names the Purchaser and the Companies.

Amendment to Loan Agreement. Following the Closing, the parties shall cooperate in good faith to seek an amendment the Loan Agreement to address the matters set forth in the consent to be delivered at Closing by Firstrust Bank.

5.11. Landlord Consent. Within thirty (30) days of Closing, the Sellers shall deliver to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, from the Management Company’s landlord under the lease of the premises located at 1 West First Avenue, Conshohocken, Pennsylvania, such landlord’s consent to (i) the acquisition of the Membership Interests of the Companies pursuant to this Agreement, and (ii) the contemplated merger of the Management Company into the Operating Company.

ARTICLE VI

Closing Conditions

6.01. Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by Applicable Law):

(a) Representations and Warranties. The representations and warranties of the Companies and the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the Fundamental Representations, which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Covenants. The Sellers and the Companies shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement.

(c) Orders. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(d) CBC Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a CBC Material Adverse Effect.

(e) Proceedings. No Proceedings shall have been instituted or threatened or claim or demand made against any of the Sellers, the Companies or the Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby.

(f) Consents. The Sellers and the Companies shall have obtained all of those Consents listed on Schedule 6.01(g), in form and substance reasonably satisfactory to the Purchaser (the “Required Consents”) and copies thereof shall have been delivered to the Purchaser.

(g) Closing Deliveries. The Purchaser shall have received the items listed in Section 1.03(a).

(h) Release of Liens. All Liens other than Permitted Liens on the assets or properties of the Companies shall have been released in form and substance reasonably satisfactory to the Purchaser.

6.02. Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by Applicable Law):

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(c) Orders. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(d) Consents. The Purchaser shall have obtained or made any other Consent with any Governmental Entity required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Penn Funding Loan Agreement. The Penn Funding Loan Agreement, and all agreements and instruments required to be executed and delivered in connection therewith, shall have been executed and delivered to the Operating Company effective on the Closing Date.

(f) Closing Deliveries. The Companies and the Sellers shall have received the items listed in Section 1.03(b).

ARTICLE VII

Certain Tax Matters

7.01. Tax Indemnification.

(a) The Sellers shall, jointly and severally, indemnify and hold the Purchaser, the Companies, and each Affiliate of the Purchaser harmless from and against any Loss attributable (without duplication) to (i) all Taxes (or the non-payment thereof) of the Companies for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (iii) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date; and (iv) any breach of the representations or warranties made by the Companies in Section 3.15 of this Agreement or in any certificate delivered pursuant hereto or thereto.

(b) Any indemnity payment required to be paid in respect of a Tax matter shall be paid within ten (10) days after the Purchaser makes written demand upon the Sellers, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments) subject to the Purchaser’s right under Section 8.04(f).

(c) The indemnification provisions in this ARTICLE VII relating to Taxes shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof).

(d) Procedures Relating to Indemnification of Tax Claims. Reasonably promptly after the Purchaser becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 7.01(a) (a “Tax Controversy”) against the Sellers, the Purchaser shall notify the Sellers of the Tax Controversy, and thereafter shall promptly forward to the Sellers copies of notices and communications with a Taxing Authority relating to such Tax Controversy; provided, however, that the failure to forward such notices and communications to the Sellers shall not release the Sellers from any of their obligations under Section 7.01(a) except to the extent that they are materially prejudiced by such failure. The Sellers shall be entitled to control and shall have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action (a “Tax Proceeding”) with respect to a Tax Controversy, provided that the Sellers shall not settle any Tax Controversy without obtaining the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any reasonable out-of-pocket expenses incurred by the Sellers in handling, settling or contesting a Tax Controversy shall be borne by the Sellers.

7.02. Straddle Period. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Companies hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.03. Responsibility for Filing Tax Returns. The Purchaser shall prepare or cause to be prepared and file or cause to be filed at the Purchaser’s expense all Tax Returns for the Companies that are filed after the Closing Date, provided that the Sellers shall prepare and file, at the Seller’s expense, Tax Returns for the Companies for all taxable periods which end on or prior to the Closing Date, provided, further, however, that the Purchaser shall have the right, but not the obligation, to review, audit and approve the Tax Return.

7.04. Cooperation on Tax Matters.

(a) The Sellers and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include, but shall not be limited to, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers and the Purchaser agree (i) to retain all books and records with respect to Tax matters relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Purchaser or the Sellers, as the case may be, so requests, the Purchaser or the Sellers shall be allowed to take possession of such books and records.

(b) The Sellers and the Purchaser further covenant and agree, upon request, to use their best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) The Sellers and the Purchaser further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Sections 6043 and 6043A and any Treasury Regulations promulgated thereunder.

7.05. Tax-Sharing Agreements. Any Tax sharing agreement with respect to or involving the Companies shall terminate as of the Closing Date and, after the Closing Date, the Companies shall not have any rights or obligations under any such Tax sharing agreement.

7.06. Certain Taxes. The Sellers and the Purchaser shall each pay or cause to be paid fifty percent (50%) of any transfer, documentary, sales, purchase, use, stamp, registration, recording, or similar Tax or fee, if any, under Applicable Law arising out of or resulting from the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

Indemnification

8.01. Survival Periods.

(a) Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall terminate at 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date, except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Indemnifying Party prior to such time, and except that the representations and warranties (i) set forth in Section 3.15 (Taxes) shall be exclusively subject to indemnification to the extent provided in ARTICLE VII; (ii) set forth in Sections 2.01 (Organization and Authority; Enforceability), 2.02 (Beneficial Ownership), 2.04 (Broker’s Fees), 3.01(a) (Organization and Standing; Books and Records), 3.02 (Membership Interests), 3.04 (Authority; Execution and Delivery; Enforceability), 3.24 (Financial Advisors), 3.26(b) and 3.26(c) (Structured Settlement Activities) and in any certificate, document or other instrument delivered by the Sellers or on behalf of the Companies with respect to such representations and warranties (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations and (iii) set forth in Sections 4.01 (Organization, Standing and Power), 4.02 (Authority; Execution and Delivery; and Enforceability) and 4.05 (Broker’s Fees) shall survive the Closing until the expiration of the applicable statute of limitations. The survival period of each representation or warranty as provided in this Section 8.01 is hereinafter referred to as the “Survival Period.”

(b) Covenants. The respective covenants, agreements and obligations of the parties set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing without limitation and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

(c) Effect of Survival Periods. The Survival Periods are intended to operate only as the time periods within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the Survival Periods set forth in this Section 8.01.

8.02. Indemnification by the Sellers.

(a) Subject to the terms and conditions of this ARTICLE VIII, after the Closing Date, the Sellers shall jointly and severally indemnify the Purchaser and its directors, officers, employees, Affiliates (including the Companies), stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party resulting from:

(i) any breach of any of the representations or warranties made by the Sellers or the Companies in this Agreement (other than (x) those set forth in ARTICLE II, which are subject to Section 8.02(b), and (y) those set forth in Section 3.15, which are subject to ARTICLE VII) or in any certificate delivered by or on behalf of, the Sellers or the Companies pursuant hereto (disregarding for purposes of this Section 8.02(a)(i), any “material,” “in all material respects,” “CBC Material Adverse Effect,” or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses, but not for determining whether a breach has occurred).

(b) Subject to the terms and conditions of this ARTICLE VIII, after the Closing Date, the Sellers shall severally, but not jointly (other than in the case of the Holding Company, in which case Sellers shall jointly and severally), indemnify the Purchaser Indemnified Parties and hold each of them harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party resulting from:

(i) any breach of any of the representations or warranties made by the Sellers under ARTICLE II;

(ii) any uninsured claim for indemnification under the Companies Organizational Documents arising out of or relating to events or circumstances that occurred prior to the Closing.; and

(iii) any breach of any covenant, obligation or other agreement on the part of the Sellers under this Agreement.

(c) “Losses” shall mean any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third Party Claims and not with respect to any other claims, special, exemplary or similar damages awarded to such third Person), deficiencies, Taxes, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense. Notwithstanding anything herein to the contrary, and except in connection with an award of damages in a Third Party Claim in respect of which Purchaser Indemnified Parties are entitled to indemnification hereunder, in no event shall any party hereto be liable pursuant to ARTICLE VII or ARTICLE VIII for any punitive damages.

(d) Except with respect to Losses arising from claims for any misrepresentation or breach of any Fundamental Representation or Losses arising under Section 8.02(b)(ii), the Purchaser Indemnified Parties will not be entitled to indemnification for Losses with respect to the matters described in Section 8.02 for any Loss until the total of all Losses in the aggregate exceeds Seventy-Five Thousand Dollars ($75,000) (the “Deductible”), whereupon the Purchaser Indemnified Parties will be indemnified for Losses. Except with respect to Losses arising from claims for misrepresentation or breach of any of any Fundamental Representation or Losses arising under Section 8.02(b)(ii), the Sellers’ joint maximum aggregate Liability with respect to the matters described in Section 8.02 will be limited to an amount equal to Two Million Dollars ($2,000,000.00) (the “Cap”) and as to the Fundamental Representations or Losses arising under Section 8.02(b)(ii), the Sellers’ joint maximum liability will be limited to the Purchase Price. For the avoidance of doubt, any adjustment to the Purchase Price pursuant to Sections 1.05 or 1.06 shall not be subject to the Deductible (and shall not be applied to reduce the Deductible) or the Cap. In addition, no Seller, other than the Holding Company, shall be liable for any Losses pursuant to ARTICLE VII and ARTICLE VIII (i) to the extent that such Losses are reflected in the Adjusted Incremental Asset Value and/or Adjusted Working Capital or (ii) are in excess of one-sixth (1/6) of the Purchase Price.

8.03. Indemnification by the Purchaser.

(a) The Purchaser hereby agrees to indemnify and hold each of the Sellers and his or its Affiliates, agents, attorneys, representatives and assigns (the “Seller Indemnified Parties”) harmless from and against, and pay to the Seller Indemnified Parties the amount of any and all Losses, resulting from:

(i) the breach of any of the representations or warranties made by the Purchaser in this Agreement or any certificate delivered pursuant hereto; and

(ii) the breach of any covenant or other agreement on the part of the Purchaser under this Agreement.

(b) Except with respect to Losses arising from claims for any misrepresentation or breach of any Fundamental Representation or Losses arising under Section 8.03(a)(ii), the Seller Indemnified Parties will not be entitled to indemnification for Losses with respect to the matters described in Section 8.03(a) for any Loss until the total of all Losses in the aggregate exceeds the Deductible. The Purchaser’s maximum Liability with respect to the matters described in Section 8.03(a) will be limited to the Cap.

8.04. Indemnification Procedures.

(a) General. Any Person providing indemnification pursuant to the provisions of this ARTICLE VIII is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this ARTICLE VIII is hereinafter referred to as an “Indemnified Party.” If an Indemnified Party desires to bring a claim for indemnification hereunder, such Indemnified Party shall first deliver to the Indemnifying Party a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur Liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated Liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related.

(b) Objection. If the party receiving a Claim Certificate pursuant to Section 8.04(a) (the “Claim Recipient”) in connection with a claim for indemnification other than in connection with the Third Party Claim under Section 8.04(c) below objects to the indemnification of an Indemnified Party in respect of any such claim specified in the Claim Certificate, then such party shall deliver a written notice specifying in reasonable detail the basis for such objection and the amount in dispute to the Indemnified Party within thirty (30) days after receipt of such Claim Certificate. Thereafter, the Claim Recipient and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than thirty (30) days after receipt by the Indemnified Party of such written objection. If the Indemnified Party and the Claim Recipient agree with respect to any of such claims, they shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Claim Recipient fail to agree as to any particular item or items or amount or amounts within such thirty (30) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c) Third Party Claims.

(i) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third Party Claim”) against any Indemnified Party with respect to any matter that the Indemnified Party might make a claim for indemnification against any Indemnifying Party under this ARTICLE VIII, then the Indemnified Party shall deliver a Claim Certificate with respect to such Third Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(ii) Upon receipt of the notice described in Section 8.04(c)(i), the Indemnifying Party will have the right to defend the Indemnified Party by conducting a diligent defense in good faith against the Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that it assumes all Liability with respect to, and demonstrates to the Indemnified Party’s reasonable satisfaction the financial ability and commitment to fund, such Third Party Claim. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled; provided, however, that the Indemnifying Party’s obligation to indemnify such Indemnified Party therefor will be fully satisfied only by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party and no stipulation or admission or that could reasonably be expected to be detrimental to the reputation of the Indemnified Party or its Affiliates. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, Liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct as determined by counsel for the Indemnified Party, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction.

(iii) If the Indemnifying Party declines to exercise its right to defend under Section 8.04(c)(ii), or if a diligent good faith defense is not being or ceases to be conducted by the Indemnifying Party in accordance with Section 8.04(c)(ii), the Indemnified Party will defend against the Third Party Claim (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle such claim, Liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(iv) Notwithstanding any provision contained herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim to which the Indemnified Party reasonably believes an adverse determination would have an adverse effect on any Indemnified Party’s reputation or future business prospects, (D) involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (E) involves a claim that is reasonably expected to result in Liability to the Indemnified Party in excess of the result of (1) the Purchase Price minus (2) the sum of all Losses specified in any then unresolved indemnification claims made by the Purchaser Indemnified Parties pursuant to this ARTICLE VIII.

(d) In the event any Purchaser Indemnified Party becomes entitled to indemnification under ARTICLE VII or this ARTICLE VIII, the Purchaser Indemnified Party shall be entitled to recover the amount directly from the Sellers.

8.05. Other.

(a) Exclusive Remedy for Monetary Damages. Except as provided in Section 8.05(b), the parties agree that the sole and exclusive remedy for Claims for money damages for any matter arising under this Agreement shall be the rights to indemnification set forth in this Agreement.

(b) Fraud. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in ARTICLE VII and this ARTICLE VIII shall not apply with respect to (i) fraud or willful misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance with respect to the covenants of the parties set forth in Article V.

8.06. No Prejudice. The representations, warranties, covenants and obligations of the Purchaser, the Companies and the Sellers, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by an Indemnified Party with respect to, or any Knowledge acquired (or capable of being acquired) by an Indemnified Party at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each indemnified party shall be deemed to have relied on each) such representation, warranty, covenant or obligation in order to be entitled to indemnification pursuant to this ARTICLE VIII. The waiver by a party of any of the conditions set forth in ARTICLE VI will not affect or limit the provisions of ARTICLE VII or this ARTICLE VIII.

8.07. Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to ARTICLE VII or this ARTICLE VII as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under ARTICLE VII or this ARTICLE VIII (including this Section 8.07) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

8.08. Contribution. Each of the Sellers hereby waives and releases on behalf of the Indemnifying Parties any and all rights that any Indemnifying Party or any of its Affiliates may have under this Agreement or otherwise to assert claims of contribution against the Purchaser or the Companies. Notwithstanding anything to contrary contained herein or in any other agreement, effective as of the Closing, each of the Sellers also hereby waives and releases on behalf of the Indemnifying Parties any and all rights that any Indemnifying Party may have under this Agreement, any Ancillary Agreement, any other agreement, any organizational document or otherwise for indemnification, contribution, or reimbursement from the Purchaser or the Companies with respect to any matter that gives rise to a Loss, provided that the releases by the Sellers under this Section 8.08 shall not include any obligations or Liabilities of the Purchaser or the Companies to the Sellers with respect to any of the indemnification obligations of the Purchaser under ARTICLES VII and VIII.

ARTICLE IX

General Provisions

9.01. Fees and Expenses. Except as otherwise agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses whether or not the Sale is consummated.

9.02. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the Purchaser may assign this Agreement, without obtaining the consent of any other party hereto, to (i) any Affiliate of the Purchaser; (ii) any Lender to the Purchaser or such Affiliate, solely as collateral security or (iii) any Person that acquires a majority of the Equity Interests or all or substantially all of the assets of the business of the Companies or the Purchaser or any of their respective successors. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or the Companies without the prior written consent of the Purchaser and any attempted assignment without the required consents shall be void.

9.03. No Third-Party Beneficiaries. Except as provided in Section 5.05, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto.

9.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing, shall be delivered either in person, by facsimile (which is confirmed) or other electronic means, by overnight air courier or by certified or registered mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by facsimile, e-mail or other electronic means calculated to arrive on any Business Day prior to 5:00 p.m., Eastern time, or on the next succeeding Business Day if delivered on a non-Business Day or after 5:00 p.m., Eastern time, (b) one (1) Business Day after having been delivered to a nationally-recognized courier for overnight delivery (with written confirmation of delivery), or (c) three (3) Business Days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

if to the Purchaser,

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attn: Gary Stern

with a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Facsimile: 973.597.2307

Attn: Daniel Barkin, Esq.

and

if to the Sellers, to the Seller Representative at the address set forth on the signature pages hereto, with a copy to:

Cozen O’Connor

1900 Market Street

Philadelphia, PA 19103

Facsimile: 215.701.2471

Attn: Steven N. Haas, Esq.

9.05. Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All amounts payable hereunder shall be paid in U.S. Dollars. All references to currency set forth herein shall be for U.S. Dollars.

9.06. Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto), and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.07. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.08. Jurisdiction; Waiver of Jury Trial.

(a) Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters or transactions contemplated hereby shall be brought heard and determined exclusively in courts of the State of New Jersey, (b) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any matters or transactions contemplated by this Agreement in any other court, (c) consents and irrevocably submits itself to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 9.08, as well as to the jurisdiction of all courts to which an appeal may be taken from such court, and to service of process upon it in accordance with the rules and statutes governing service of process, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, and (e) expressly waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New Jersey applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

9.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

9.12. Seller Representative. By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints William J. Skyrm, as the true and lawful agent and attorney-in-fact (collectively, the “Seller Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the Sale, and to act on behalf of the Sellers in any litigation or other proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Sellers and to transact matters of litigation;

(b) to execute and deliver all amendments, waivers, Ancillary Agreements, instruments of transfer, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c) to receive funds, make payments of funds, and give receipts for funds;

(d) to receive funds for the payment of expenses of the Sellers and apply such funds in payment for such expenses;

(e) to do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and

(f) to receive service of process in connection with any claims under this Agreement.

(g) The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All notices required to be made or delivered by the Purchaser to the Sellers described in this Agreement shall be made to the Seller Representative for the benefit of the Sellers and shall discharge in full all notice requirements of the Purchaser to the Sellers with respect thereto. The Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the Seller Representative of the Sellers. The Seller Representative shall act for the Seller on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, but the Seller Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance of its duties under this Agreement, other than loss or damage arising from willful violation of Law or gross negligence in the performance of its duties under this Agreement.

ARTICLE X

Certain Definitions

For all purposes hereof, the following terms shall have the definitions set forth below.

(i) “Acquired Annuity” means an annuity Contract, whether fixed or life-contingent, acquired by the Companies.

(ii) “Acquired Structured Settlements” means Structured Settlements acquired by the Operating Company.

(iii) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(iv) “Ancillary Agreements” means the Operating Company Operating Agreement, the Goodman Employment Agreement, the Skyrm Employment Agreement, the Penn Funding Loan Agreement and each other document, instrument or certificate executed by the parties hereto in connection with the transactions contemplated by this Agreement.

(v) “Applicable Law” means collectively, any federal, state or local constitution or Law, or any published directive, policy or Order that is made or given at any time or from time to time by any Governmental Entity, to which the Companies are subject, including I.R.C. § 5891 and any applicable provision of the Structure Settlement Protection Act, and any valid Order, verdict, judgment or consent decree to which the Companies or their Subsidiaries are subject.

(vi) “Applicable Requirements” means collectively, (i) all Applicable Laws, (ii) all obligations under any Contract required to be disclosed on Schedule 3.26(a), and (iii) all other applicable requirements of any Governmental Entity having jurisdiction.

(vii) “Blue Bell Receivables Transaction Documents” means the Asset Sale Agreements, Note Purchase Agreements, Servicing Agreements, and Promissory Notes between and among the Blue Bell Entities, the Companies, and various other parties.

(viii) “Business Day” means any day of the year on which national banking institutions in New York or Philadelphia are open to the public for conducting business and are not required or authorized to close.

(ix) “CBC Confidential Information” means the proprietary and non-public business plans, client lists, sales and marketing information, business and financial plans, information regarding ongoing litigation, pricing information, drawings, know-how, technical information, operating techniques, prototypes, and financial data, in each case, relating to the business of the Companies or the Companies; provided, however, CBC Confidential Information shall not include: (i) information that is or becomes generally publicly known through properly authorized disclosure; (ii) information that is independently developed without the use of any Confidential Information as evidenced by written records; or (iii) information rightfully obtained from a third party who has the right to transfer or disclose it.

(x) “CBC Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, prospects, condition (financial or other) or results of operations of the Companies.

(xi) “CBC Permit” means any Permit necessary to own or hold under lease and operate the business of the Companies as currently conducted.

(xii) “CBC Transaction Expenses” means the sum of the following amounts that are incurred and unpaid by the Companies or for which any of the Companies is or will be liable: (A) all legal, accounting, investment banking, tax and financial advisory, data room vendor and all other fees, expenses, commissions, obligations, bonuses or other payments of any kind of or to third parties accrued, incurred or paid in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; (B) any fees and expenses associated with obtaining necessary or appropriate Consents of any Governmental Entity; (C) all payments, concessions, commissions, obligations, bonuses, fees, costs and expenses accrued, incurred or paid by the Companies or the Sellers in connection with seeking and obtaining the Consent of third parties in connection with this Agreement or the transactions contemplated hereby or in seeking or obtaining any amendment, waiver or modification of any Contract with a third Person; and (D) any fees or expenses associated with obtaining the release and termination of any Liens required to be released pursuant to the terms of this Agreement;

(xiii) “Companies Organizational Documents” means the Organizational Documents of the Companies.

(xiv) “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, commitment or obligation, whether written or oral.

(xv) “Current Assets” means the aggregate amount of the current assets of the Companies.

(xvi) “Current Liabilities” means the aggregate amount of the current liabilities of the Companies.

(xvii) “Equity Interests” means any and all membership, limited liability company or other equity interests of the Companies that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the Companies, including any and all warrants, rights (including conversion and exchange rights) and options to purchase any of the foregoing.

(xviii) “Governmental Entity” means any legislative, executive, judicial, regulatory or administrative unit of any governmental entity (multinational, foreign, federal, state or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public) or other similar body exercising executive, legislative, regulatory, administrative or judicial authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.

(xix) “Indebtedness” means, without duplication, the following obligations of the Companies as of a given date: (A) all obligations for borrowed money (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), or extensions of credit (including under credit cards, bank overdrafts and advances), (B) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (C) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (D) all obligations as lessee capitalized in accordance with GAAP, (E) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (F) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (G) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (H) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (I) all obligations in respect of futures Contracts, swaps, other financial Contracts and other similar obligations (determined on a net basis as if such Contract or obligation was being terminated early on such date).

(xx) “Incremental Assets” means the Acquired Structured Settlements acquired by the Operating Company in the Ordinary Course of Business between October 1, 2013 and the Closing Date which qualify as “Eligible Receivables” (as defined in the Loan Agreement).

(xxi) “Knowledge” means, (a) with respect to the Sellers, the knowledge after due inquiry of any of the Sellers, or (b) with respect to the Purchaser, the knowledge after due inquiry of the executive officers of the Purchaser

(xxii) “Law” means any published foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other requirement, including without limitation, all Privacy Laws.

(xxiii) “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

(xxiv) “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other comparable restriction or limitation whatsoever.

(xxv) “Loan Agreement” means that certain Loan Agreement, dated March 16, 2011, between Firstrust Bank and the Operating Company, as amended.

(xxvi) “Net Present Value” means, with respect to each Acquired Structured Settlement, an amount equal to the sum of the present values of all receivables relating to such Acquired Structured Settlement, discounted at an annual rate of five point seventy five percent (5.75%), less the amount of the Indebtedness incurred in connection with the acquisition of such Acquired Structured Settlement.

(xxvii) “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

(xxviii) “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Companies through the date hereof consistent with past practice.

(xxix) “Organizational Documents” means, with respect to any Person, each instrument or other document that (i) defines the existence of such Person, including its certificate of formation or limited partnership or articles or certificate of incorporation, as filed or recorded with an applicable Governmental Body, (ii) governs the internal affairs of such Person, including its Limited Liability Company Agreement, limited liability company agreement, operating agreement stockholders’ agreement or by-laws or (iii) governs the voting of such Person, including any voting agreement, proxy or power of attorney.

(xxx) “Payee” means any Person who is or was at one time entitled to receive a payment under an Acquired Structured Settlement or an Acquired Annuity.

(xxxi) “Penn Funding Loan Agreement” means that certain loan agreement, dated December 31, 2013, between Penn Funding, LLC and the Operating Company, as attached hereto as Exhibit G.

(xxxii) “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

(xxxiii) “Personal Information” means any data or information (regardless of the medium in which it is contained and whether in individual or aggregate form) that (i) relates to an individual and (ii) identifies the individual such as an individual’s full name, e-mail address, telephone number, account number, credit or debit card number, personal identification number, health or medical information, financial information, or one or more factors specific to physical, psychological, mental, economic, cultural or social identity or any other unique identifier.

(xxxiv) “Prime Casualty Insurer” means a property and casualty insurer or other liability insurer maintaining a rating of (i) “A-” or higher by AM Best, (ii) “A3” or higher by Standard and Poor; provided that, if a casualty insurer is rated by more than one of the agencies listed above, such casualty insurer shall be deemed to have a Prime Acceptable Rating only if it has been rated by two (2) of such agencies at the applicable level set forth above.

(xxxv) “Privacy Laws” means all Laws concerning privacy, data protection, collection, storage, onward transfer, and use of information and data, including, without limitation, Personal Information, health or medical information, and financial information, collected, used, or held for use by the Companies or by third parties having access to any of the Companies’ databases or other records in the conduct of the business of the Companies, including, without limitation, the FCRA; Drivers Privacy Protection Act; the Gramm-Leach-Bliley Act of 1999; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act; the European Commission Data Protection Directive (95/46/EC) or Data Protection Act 1998 or any implementing or related legislation of any member state in the European Economic Area (collectively, the “Directive”); state laws governing motor vehicle records, credit reporting agencies, private investigators, and Personal Information; and any self-regulatory programs to which the Companies subscribe, including the Safe Harbor Privacy Principles issued by the U.S. Department of Commerce and the Council of Better Business Bureaus, Inc. Safe Harbor Privacy Dispute Resolution Procedure, as such of the foregoing are in effect on the applicable date of the representation made herein.

(xxxvi) “Remaining Indebtedness” means any Indebtedness of the Company that is not being paid in full as of the closing out of the proceeds of the Purchase Price or is otherwise included in calculating the net equity value of the Companies’ Acquired Structured Settlements as of the Closing Date.

(xxxvii) “Structured Settlement” means a financial or insurance arrangement whereby a Payee agrees to resolve a personal injury or other tort claim by receiving periodic payments on an agreed schedule.

(xxxviii) “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other Equity Interests are owned, directly or indirectly, by the Companies or (ii) the Companies are entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

(xxxix) “Working Capital” means, as of any date, the amount equal to the Current Assets as of such date minus the Current Liabilities as of such date, determined on a basis consistent with the Balance Sheet Principles; provided, however, that no amount included in the CBC Transaction Expenses or Indebtedness of the Companies shall be included in Current Liabilities for the purpose of calculating Working Capital.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER:

ASTA FUNDING, INC.

By:	/s/ Gary Stern
Name: Gary Stern
Title: President & CEO

COMPANIES:

CBC SETTLEMENT FUNDING, LLC

By:	/s/ William J. Skyrm
Name: William J. Skyrm
Title: Manager

CBC MANAGEMENT SERVICES GROUP, LLC

By:	/s/ William J. Skyrm
Name: William J. Skyrm
Title: President

Signature Page to Membership Interest Purchase Agreement

SELLERS:

CBC HOLDING COMPANY, LLC

By:	/s/ William J. Skyrm
Name: William J. Skyrm
Title: President

Address:
500 Delaware Avenue, 11th Floor
PO Box 957
Wilmington, Delaware 19899

J&M VENTURES I, LLC

By:	/s/ Michael J. Skoler
Name: Michael J. Skoler
Title: Chief Executive Officer

Address:
c/o Sokolove Law, LLC
93 Worcester Street, Suite 101
Wellesley, MA 02481
Attn: Michael J. Skoler

/s/ Michael Fink
Michael Fink

Address:
830 Pennllyn Blue Bell Pike
Blue Bell, PA 19422

/s/ Jim Sutow
Jim Sutow

Address:
830 Penllyn Blue Bell Pike
Blue Bell, PA 19422

SELLERS:

/s/ David Shulman
David Shulman

Address:
344 Taconic Road
Greenwich, CT 06831

/s/ William J. Skyrm
William J. Skyrm

Address:
6036 Cannon Hill Road
Fort Washington, PA 19034

/s/ James Goodman
James Goodman

Address:
234 North Ithan Ave.
Villanova, PA 19085

Signature Page to Membership Interest Purchase Agreement